Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2020 RESULTS

JACKSON, Miss. (September 30, 2019) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter (thirteen weeks) ended August 31, 2019.

Net sales for the first quarter of fiscal 2020 were $241.2 million, a 29.2 percent decrease, compared to $340.6 million for the first quarter of fiscal 2018. The Company reported net loss of $45.8 million, or ($0.94) per basic and diluted share, for the first quarter of fiscal 2020, compared to net income of $12.4 million, or $0.26 per basic and diluted share, for the first quarter of fiscal 2019. Results for the first quarter of fiscal 2020 include a non-cash impairment charge of $2.9 million related to decommissioning some older, less efficient production facilities as the Company continues to invest in new facilities to meet the increasing demand for specialty eggs and reduce its production costs.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our financial and operating results for the first quarter reflect the very challenging market conditions that prevailed throughout the summer. While our sales volumes were up 1.7 percent over the first quarter last year, the extreme drop in market prices adversely affected our results. The Southeast large market average price for conventional eggs dropped 40.7 percent for the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019. At the same time, our average sales price was down 30.0 percent for the first quarter compared to the same period last year. The significant drop in market prices reflects the oversupply of eggs that began to affect the market starting in early calendar 2018. This trend has continued as the most recent USDA Chickens and Eggs Report showed 331.4 million laying hens as of September 1, 2019, which was approximately 800,000 more hens than a year ago.

“Our specialty egg business will continue to be a primary focus of our growth strategy in fiscal 2020. For the first quarter, specialty eggs, excluding co-pack sales, accounted for 22.2 percent of our sales volumes, compared with 23.8 percent a year ago. Specialty egg volumes were affected by the significant price differential between conventional and specialty eggs. However, specialty egg revenue was 44.9 percent of total shell egg revenue, compared with 34.2 percent for the first quarter of fiscal 2019, reflecting less volatility in the average selling price for specialty eggs. Specialty egg prices were only down 1.4 percent as compared to the first quarter of fiscal 2019.

"We remain committed to offering a favorable product mix that meets the changing demands of our customers. As a result of California Proposition 12 and other industry changes, we are preparing for the expected higher demand for cage-free eggs. Throughout the first quarter, we have made considerable progress with our expansion plans designed to increase our cage-free capacity. As previously announced, we have capital projects underway in Florida, Texas and Utah, which at completion, will provide significant additional processing, pullet and cage-free capacity."

Baker continued, “In spite of challenging conditions, we have remained focused on efficient and responsible management across our operations. For the first quarter, our farm production costs per dozen were up 2.3 percent over the first quarter last year. A majority of the increase was due to flock rotation adjustments, as we sold flocks early in response to market conditions, and higher labor costs. Our feed costs per dozen have remained relatively flat since the first quarter of fiscal 2019. Based on the USDA’s current yield and harvest estimates for the calendar 2019 corn and soybean crops, we expect to have an adequate supply of both grains in fiscal 2020. However, ongoing uncertainties and geopolitical issues surrounding trade agreements and international tariffs could create more price volatility in the coming year.

“As we move forward in fiscal 2020, we will focus on the aspects of our business we can control, regardless of market prices and challenging conditions. We are well positioned to execute our growth strategy and make the right investments to support our operations and continue to serve our valued customers,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income.

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CALM Reports First Quarter Fiscal 2020 Results

September 30, 2019

Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the first quarter of fiscal 2020.

Selected operating statistics for the first quarter of fiscal 2020 compared with the prior-year period are shown below:

	13 Weeks Ended
	August 31, 2019	September 1, 2018
Dozen Eggs Sold (000)	254,424	250,059
Dozen Eggs Produced (000)	214,298	209,212
% Specialty Sales (dozen)*	22.2%	23.8%
% Specialty Sales (dollars)*	44.9%	34.2%
Net Average Selling Price (per dozen)	$0.915	$1.307
Net Average Selling Price Specialty Eggs (per dozen)*	$1.863	$1.890
Feed Cost (per dozen)	$0.411	$0.413

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2020 Results

September 30, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	August 31, 2019	September 1, 2018
Net sales	$241,166	$340,583
Cost of sales	262,291	283,455
Gross profit (loss)	(21,125)	57,128
Selling, general, and administrative expense	42,475	44,510
Gain on disposal of fixed assets	(130)	(59)
Operating income (loss)	(63,470)	12,677
Other income, net	2,978	3,816
Income (loss) before income taxes and noncontrolling interest	(60,492)	16,493
Income tax (benefit) expense	(14,771)	3,750
Net income (loss) before noncontrolling interest	(45,721)	12,743
Less: Net income attributable to noncontrolling interest	39	338
Net income (loss) attributable to Cal-Maine Foods, Inc.	$(45,760)	$12,405

Net income (loss) per share:
Basic	$(0.94)	$0.26
Diluted	$(0.94)	$0.26
Weighted average shares outstanding
Basic	48,446	48,390
Diluted	48,446	48,516

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CALM Reports First Quarter Fiscal 2020 Results

September 30, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	August 31, 2019	June 1, 2019
ASSETS
Cash and short-term investments	$236,086	$319,428
Receivables, net	78,359	71,760
Inventories	182,396	172,237
Prepaid expenses and other current assets	6,099	4,328
Current assets	502,940	567,753

Property, plant and equipment (net)	462,148	455,347
Other noncurrent assets	131,784	133,178
Total assets	1,096,872	1,156,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$73,913	$73,211
Current maturities of long-term debt and lease obligations	1,576	1,696
Current liabilities	75,489	74,907

Long-term debt and lease obligations, less current maturities	2,227	858
Deferred income taxes and other liabilities	75,389	90,707
Stockholders' equity	943,767	989,806
Total liabilities and stockholders' equity	1,096,872	1,156,278

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